Exhibit 10.4

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of September 8, 2021, by each of the Persons named on Schedule I attached hereto (each, an “Equityholder” and collectively, the “Equityholders”), in favor of, and for the benefit of Highland Transcend Partners I Corp., a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of the Domestication (as defined below), “HTP”), and Packable Holdings, LLC, a Delaware limited liability company (together with its successors, including the surviving limited liability company in the Merger (as defined below), the “Company”).  For purposes of this Agreement, HTP, the Company and the Equityholders are each a “Party” and collectively the “Parties”.  Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, pursuant to and subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among HTP, Picasso Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of HTP (“Blocker Merger Sub I”), Picasso Merger Sub II, Inc., a Delaware limited partnership and wholly owned direct subsidiary of HTP (“Blocker Merger Sub II” and together with Blocker Merger Sub I, the “Blockers”), Picasso Merger Sub III, Inc., a Delaware limited liability company and a wholly owned direct subsidiary of HTP (“Merger Sub”), Carlyle Partners VII Pacer Holdings, L.P., a Delaware limited partnership (“Pacer Holdings”), CP VII Pacer Corp., a Delaware corporation (“Pacer Corp. Blocker”), CP VII Pacer EU, L.P., a Delaware limited partnership (“Pacer L.P. Blocker” and together with Pacer Corp. Blocker, the “Blockers” and together with Pacer Holdings, the “Blocker Parties”), the Company, and, solely in its capacity as the Holder Representative, Shareholder Representative Services LLC, a Colorado limited liability company (“Holder Representative”), among other matters, (i) HTP will domesticate as a Delaware corporation in accordance with the applicable provisions of the Companies Law (2020 Revision) of the Cayman Island and the General Corporation Law of the State of Delaware (the “Domestication”), and (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving limited liability company and a subsidiary of HTP;

WHEREAS, as of the date hereof, each Equityholder is the record and beneficial owner of the Common Units and Preferred Units, as applicable, set forth next to such Equityholder’s name on Schedule I attached hereto (such units, together with any other limited liability company or other equity interests of the Company that such Equityholder may hereafter acquire, including, without limitation, through acquiring ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) prior to the termination of the obligations of such Equityholder under this Agreement, the “Subject Units”); and

WHEREAS, each Equityholder is entering into this Agreement in order to induce each of HTP and the Company to enter into the Merger Agreement, the Surviving Company A&R LLCA and the Exchange Agreement and to consummate the transactions contemplated thereby, pursuant to which such Equityholder will directly or indirectly receive a material benefit.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Equityholder hereby covenants and agrees as follows:

Section 1.          Voting.

(a)          Subject to Section 5, each Equityholder agrees that from the date of this Agreement until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), such Equityholder (to the extent an owner of Subject Units at such time) shall take all actions necessary or advisable to execute and deliver the Company Voting Member Approval to the Company as promptly as practicable, and in any event within ten (10) Business Days, following the date that HTP receives, and notifies the Company of HTP’s receipt of, SEC approval and effectiveness of the Registration Statement/Proxy Statement. Subject to the obligations of the Company to obtain the Company Voting Member Approval in accordance with this Agreement and the Merger Agreement, each Equityholder (to the extent an owner of Subject Units) hereby waives any and all notice and advanced consent requirements or protective provisions that may be required pursuant to the Company LLCA, the organizational documents of the Company, the Interested Party Arrangements, any agreement between the Company and such Equityholder or under applicable Law with respect to the execution, delivery and performance by the Company of the Merger Agreement and the Ancillary Agreements; provided, that, notwithstanding the foregoing, such waiver with respect to any particular Equityholder is not applicable and shall have no force and effect in the event that the Merger Agreement or any of the Ancillary Agreements (or, to the extent applicable, the form attached to the Merger Agreement) is amended in a manner that is adverse to such Equityholder after the date hereof without the prior written consent of such Equityholder.

(b)         During the Voting Period and notwithstanding the occurrence, if any, of a HTP Modification in Recommendation, at each meeting of the Company Members, and in each written consent or resolutions of any of the Company Members in which such Equityholder is entitled to vote or consent, such Equityholder (to the extent an owner of Subject Units at such time) hereby unconditionally and irrevocably agrees to be present for such meeting (whether held in person or held in a virtual format) and vote (in person or virtually, as applicable, or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, such Equityholder’s Subject Units and any other limited liability company or other equity interests of the Company over which such Equityholder has voting power (i) in favor of, and to adopt, the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Company Voting Member Approval, including the Merger, the amendment and restatement of the Company LLCA pursuant to the Surviving Company A&R LLCA, the Exchange Agreement and the entry into and consummation of such other transactions contemplated by the Merger Agreement to the extent required for the Company to carry out its obligations thereunder, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (x) that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement or any Ancillary Agreement or (y) which are in competition with or materially inconsistent with the Merger Agreement or any Ancillary Agreement or (B) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Merger Agreement or any Ancillary Agreement or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.

(c)          Each Equityholder agrees that during the Voting Period it shall not deposit, and to cause its Affiliates not to deposit, any of such Equityholder’s Subject Units in a voting trust or subject any such Subject Units to any arrangement or agreement with respect to the voting of such Subject Units, unless specifically requested to do so by the Company and HTP in writing in connection with the Merger Agreement, the Ancillary Agreements or the transactions contemplated thereby.

(d)          Each Equityholder agrees that during the Voting Period, except as contemplated by the Merger Agreement or any Ancillary Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any limited liability company or other equity interests of the Company in connection with any vote or other action with respect to transactions contemplated by the Merger Agreement or any Ancillary Agreement, other than to recommend that the Company Members vote in favor of the adoption of the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 1).

(e)          Each Equityholder agrees, during the Voting Period (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to the Merger Agreement, the Ancillary Agreements and the transactions contemplated thereby and (ii) not to commence or participate in any claim, derivative or otherwise, against the Company, HTP or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement or the Merger.

(f)          Each Equityholder agrees that during the Voting Period, such Equityholder shall not, and shall cause its Affiliates not to, without HTP’s and the Company’s prior written consent, (i) make or attempt to make any Transfer (as defined below) of such Equityholder’s Subject Units, except (A) if such Equityholder is an individual, then subject to the limitations set forth in the Company LLCA, such Equityholder may Transfer any such Subject Units (1) to any member of such Equityholder’s immediate family, or to a trust for the benefit of such Equityholder or any member of such Equityholder’s immediate family, the sole trustees of which are such Equityholder or any member of such Equityholder’s immediate family or (2) by will, other testamentary document or under the laws of intestacy upon the death of such Equityholder; (B) if such Equityholder is an entity, then subject to the limitations set forth in the Company LLCA, such Equityholder may Transfer any Subject Units to any partner, member or Affiliate of such Equityholder; or (C) as contemplated by the Pre-Closing Blocker Reorganization, in which case HTP’s and the Company’s prior written consent shall be deemed given; provided that, in each case (including in connection with the Pre-Closing Blocker Reorganization), such transferee of such Equityholder’s Subject Units signs a joinder to this Agreement in a form reasonably acceptable to HTP and the Company agreeing to be bound by Section 1 and Section 3 of this Agreement; (ii) grant any proxies or powers of attorney with respect to any or all of such Equityholder’s Subject Units; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect such Equityholder’s ability to perform its obligations under this Section 1.  The Company hereby agrees to reasonably cooperate with HTP in enforcing the transfer restrictions set forth in this Section 1(f).

(g)         In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Units” shall be deemed to refer to and include the Subject Units of the applicable Equityholder as well as all such equity dividends and distributions and any securities into which or for which any or all of such Subject Units may be changed or exchanged or which are received in such transaction.

(h)          During the Voting Period, each Equityholder agrees to provide to HTP, the Company and their respective Representatives any information regarding such Equityholder or such Equityholder’s Subject Units that is reasonably requested by HTP, the Company or their respective Representatives and required in order for the Company and HTP to comply with Sections 10.04 and 10.08 of the Merger Agreement.  To the extent required by applicable Law, each Equityholder hereby authorizes the Company and HTP to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), such Equityholder’s identity and ownership of such Equityholder’s Subject Units and the nature of such Equityholder’s commitments and agreements under this Agreement, the Merger Agreement and any other Ancillary Agreements; provided that such disclosure is made in compliance with the provisions of the Merger Agreement.

(i)          Effective as of the Effective Time, each Equityholder, on behalf of himself, herself or itself, his, her or its affiliates and each of their respective assigns, heirs, beneficiaries, creditors, representatives and agents (collectively, the “Releasing Parties”), does irrevocably and fully waive, release, acquit and discharge forever the Company, Merger Sub, HTP, the Blocker Parties and their respective affiliates and present and former and direct or indirect partners, members and equity holders, directors, managers, officers, employees, principals, trustees, representatives, agents, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers and attorneys (collectively, the “Released Parties”), from any and all actions, claims, liabilities, losses, orders and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, that such Releasing Parties, or any of them, may have had in the past or may now have or may have in the future against the Released Parties, or any of them, related to events, circumstances, acts or omissions occurring, on or prior to the Effective Time that relate to or arise out of such Releasing Party’s status as a holder of equity of, or any other investment in, the Company or any of its Affiliates, including any Subject Units, Company Units and any securities exercisable for, convertible into or otherwise issued with respect to any securities, obligations or other interests issued by the Company or any of its Affiliates that any such Releasing Party holds or has ever held (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include, and each Releasing Party is not releasing any, (i) if such Equityholder is an employee of the Company, rights to accrued but unpaid salary, bonuses, expense reimbursements (in accordance with Company’s employee expense reimbursement policy), accrued vacation and other benefits under the Company’s employee benefit plans, (ii) right to indemnification, exculpation, advancement of expense or similar rights with respect to service as a director, officer or manager or an Affiliate thereof, in each case of the foregoing, as set forth in the Company LLCA, certificate of formation or other organizational documents, any indemnification agreement between the Company and such Equityholder or its Affiliates, or as provided by law or any directors’ and officers’ liability insurance (provided that, for the avoidance of doubt, this clause (ii) shall not affect the termination of the Interested Party Arrangements (including the Series B Purchase Agreement) listed on Schedule II hereto), (iii) actions, claims, liabilities, losses, and causes of action of every kind and nature whatsoever, at law or in equity, whether known or unknown, arising out or related to this Agreement, the Merger Agreement or any Ancillary Agreement, (iv) commercial agreement between such Equityholder or any other Releasing Party, on the one hand, or any Released Party, on the other hand, (v) of the Company’s obligations under any outstanding promissory note, loan or security agreement between the Company and any Equityholder or any of its Affiliates or (vi) rights of such Equityholder or any other Releasing Party under the Merger Agreement, the Exchange Agreement, the Surviving Company A&R LLCA or any other agreement entered into by such Equityholder or its Affiliates in connection with the transactions contemplated by the Merger Agreement, including claims related to the enforcement of the Merger Agreement and the right to receive such Equityholder’s applicable portion of the Blocker Merger Consideration or Company Merger Consideration, as applicable (collectively the “Excluded Claims”). Each Equityholder (on behalf of itself, himself, and herself and the other Releasing Parties) hereby agrees not to institute any proceeding against any Released Party with respect to any of the Released Claims but excluding the Excluded Claims. Each Equityholder represents, warrants and acknowledges that he, she or it has consulted with counsel with respect to the execution and delivery of this release and has been fully apprised of the consequences hereof. Each Equityholder agrees and acknowledges that the release in this Agreement constitutes a complete defense of any and all Released Claims, other than Excluded Claims. Each Equityholder further waives any rights under Section 1542 of the Civil Code of the State of California, which states: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Section 2.          Appointment of Holder Representative; Further Assurances

(a)          Appointment of Holder Representative.  Each Equityholder agrees and consents to (i) the irrevocable appointment of Holder Representative as Holder Representative and as the sole agent and attorney-in-fact for and on behalf of the Holders, including the undersigned, with full power of substitution, with all of the powers and authority contemplated by (x) the Merger Agreement, including Section 13.01 and Section 13.02 thereof and (y) any agreement between Holder Representative and the Exchange Agent and (ii) the payment of the Holder Representative Amount in accordance with Section 4.11 of the Merger Agreement.  Each Equityholder acknowledges and agrees that any compromise or settlement of any matter by the Holder Representative as contemplated by the Merger Agreement (including Section 13.01 and Section 13.02 thereof) shall be binding upon, and fully enforceable against, the undersigned.

(b)          Further Assurances.  Each Equityholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as HTP or the Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.  Without limiting the foregoing, each Equityholder agrees that it shall, and shall cause its Affiliates to, (i) file or supply, or cause to be filed or supplied, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, all notifications and filings (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to applicable Antitrust Laws or other regulatory Laws as promptly as practicable after the date hereof (and all such filings shall not be withdrawn or otherwise rescinded without the prior written consent of HTP) and (ii) use its reasonable best efforts to provide, or cause to be provided, any information requested by Governmental Authorities in connection therewith.

(c)         Equityholder Agreements. Each Equityholder hereby agrees and consents to the termination of the Investors’ Rights Agreement by and among the Company and the investors party thereto, the contracts and arrangements set forth on Schedule II hereto and all agreements and arrangements by and among one or more of the Equityholders (the “Interested Party Arrangements”) to which such Equityholder is party and related to the Company, in each case, effective as of the Effective Time without any further liability or obligation to the Company, the Company’s subsidiaries, HTP or any Equityholder.  The termination of the Interested Party Arrangements shall terminate the rights of the parties thereto to enforce any provisions of such agreements that expressly survive the termination of such Interested Party Arrangements.

Section 3.          Restriction on Sale of Securities.

(a)          Each Equityholder hereby agrees and covenants that, subject to the further limitations set forth in the Surviving Company LLCA and the Exchange Agreement, such Equityholder will not, during the period from the date of the Closing and ending on the date that is one-hundred and eighty (180) days following the date of the Closing (the “Lock-Up Period”), Transfer any limited liability company interests of the Surviving Company or any equity interests of Surviving Pubco (including shares of Surviving Pubco Class A Common Stock) received or retained as consideration under the Merger Agreement, including securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Merger Agreement (collectively, the “Restricted Securities”) (a “Prohibited Transfer”).  If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Surviving Pubco and the Surviving Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.  In order to enforce this Section 3, the Surviving Pubco and the Surviving Company may impose stop-transfer instructions with respect to the Restricted Securities of each Equityholder until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Section 3.

(b)          Notwithstanding the provisions set forth in Section 3(a), subject to the further limitations set forth in the Surviving Company LLCA and the Exchange Agreement, Transfers of Restricted Securities during the Lock-Up Period are permitted (i) to the Surviving Pubco’s officers or directors, or any Affiliates or family members of any of the Surviving Pubco’s officers or directors, (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity; (vi) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (vii) with respect to transactions relating to Pubco Class A Common Stock or other securities convertible into or exercisable or exchangeable for Pubco Class A Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period; (viii) with respect to the exercise of any options or warrants to purchase Pubco Class A Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); (ix) with respect to Transfers to Surviving Pubco to satisfy tax withholding obligations pursuant to Surviving Pubco’s equity incentive plans or arrangements; (x) with respect to Transfers to the Company, the Surviving Company or Surviving Pubco pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company, the Surviving Company or Surviving Pubco or forfeiture of such Equityholder’s Restricted Securities in connection with the termination of the Equityholder’s service to the Surviving Company; (xi) with respect to the entry, by such Equityholder, at any time after the Closing, of any trading plan providing for the sale of Pubco Class A Common Stock by such Equityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended; provided, however, that such plan does not provide for, or permit, the sale of any Pubco Class A Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; (xii) with respect to a transaction in the event of the Surviving Company’s or the Surviving Pubco’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the equityholders of the Surviving Company or Surviving Pubco, as applicable, having the right to exchange their limited liability company interests of the Surviving Company or equity interests of Surviving Pubco for cash, securities or other property; and (xiii) with respect to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Equityholder (or its direct or indirect owners), solely in the case of any Equityholder that is a Blocker Owner, arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, which change prevents the transactions contemplated by the Merger Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes); provided, however, that, in the case of clauses (i) through (vi), these permitted transferees must first enter into a written agreement with HTP agreeing to be bound by the transfer restrictions in this Agreement.

(c)          For purposes of this Agreement, “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(d)          For purposes of this Section 3, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Equityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

Section 4.          Equityholder Representations and Warranties.  Each Equityholder represents and warrants to the Company and HTP as follows, solely with respect to such Equityholder.

(a)          Organization.  If such Equityholder is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Equityholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Equityholder.  If such Equityholder is an individual, such Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Equityholder’s obligations hereunder.

(b)          Ownership of Subject Units.  Such Equityholder (in the case of Pacer Corp. Blocker and Pacer L.P. Blocker, after giving effect to the Pre-Closing Blocker Reorganization) is the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and has good and valid title to, all of such Equityholder’s Subject Units (including those set forth across from the Equityholder’s name on Schedule I hereto), free and clear of any Lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Units), except (i) transfer restrictions under the Securities Act of 1933, (ii) prior to the Closing, the governing documents of the Company (including the Company LLCA and the Interested Party Agreements), (iii) this Agreement and (iv) as contemplated by the Pre-Closing Blocker Reorganization.  The Equityholder’s Subject Units set forth across from such Equityholder’s name on Schedule I attached hereto are the only securities of the Company owned of record or beneficially by such Equityholder or such Equityholder’s Affiliates, family members or trusts for the benefit of such Equityholder or any of such Equityholder’s family members on the date of this Agreement, except as otherwise set forth on Schedule I with respect to such other Person.  Such Equityholder (in the case of Pacer Corp. Blocker and Pacer L.P. Blocker, after giving effect to the Pre-Closing Blocker Reorganization) has the sole right to transfer and direct the voting of such Equityholder’s Subject Units and, other than the Company LLCA and the Interested Party Agreements, none of such Equityholder’s Subject Units are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Units, except as expressly provided herein for the benefit of HTP.  Such Equityholder (in the case of Pacer Corp. Blocker and Pacer L.P. Blocker, after giving effect to the Pre-Closing Blocker Reorganization) has the requisite voting power and the requisite power to agree to all of the matters set forth in this Agreement, with respect to all of its Subject Units, in each case necessary to perform its obligations under this Agreement, with no limitations, qualifications or restrictions on such rights.

(c)          Authority.  This Agreement has been duly executed and delivered by such Equityholder and, assuming the due authorization, execution and delivery hereof by HTP and the Company and that this Agreement constitutes a legally valid and binding agreement of HTP and the Company, this Agreement constitutes a legally valid and binding obligation of such Equityholder, enforceable against such Equityholder in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies).  If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Equityholder.

(d)          Non-Contravention.  The execution and delivery of this Agreement by such Equityholder does not, and the performance by such Equityholder of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a material effect upon such Equityholder’s ability to perform its obligations under the Merger Agreement or any Ancillary Agreement or to consummate the transactions contemplated thereby, (ii) if such Equityholder is not an individual, conflict with or result in a violation of the governing documents of such Equityholder, (iii) require any consent or approval that has not been given or other action (including notice of payment or any filing with any Governmental Authority) that has not been taken by any Person (including under any Contract binding upon such Equityholder or the Equityholder’s Subject Units), except where the failure to obtain such consents or to take such actions would not reasonably be expected, individually or in the aggregate, to have a material effect upon such Equityholder’s ability to perform its obligations under the Merger Agreement or any Ancillary Agreement or to consummate the transactions contemplated thereby, or (iv) result in the creation or imposition of any Lien on such Equityholder’s Subject Units.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Equityholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by such Equityholder of the transactions contemplated by this Agreement that has not been obtained.

(e)          Legal Proceedings.  There is no Action pending against, or to the knowledge of such Equityholder, threatened against such Equityholder or any of its Affiliates, by or before (or that would be by or before) any Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected, individually or in the aggregate, to prevent or enjoin such Equityholder’s performance of its obligations under the Merger Agreement or any Ancillary Agreement.  None of such Equityholder or any of its Affiliates is subject to any Governmental Order that would reasonably be expected, individually or in the aggregate, to prevent or enjoin such Equityholder’s performance of its obligations under the Merger Agreement or any Ancillary Agreement.

(f)          Trusts.  If such Equityholder is the beneficial owner of any Subject Units held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.

(g)         Finders Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from such Equityholder, the Company or any of their respective Affiliates in respect of the Merger Agreement, this Agreement or any of the respective transactions contemplated thereby and hereby based upon any arrangement or agreement made by or, to the knowledge of the Equityholder, on behalf of such Equityholder, except as set forth on Section 6.15 of the Company Disclosure Schedule.

Section 5.          Capacity.  Each Equityholder (in the case of Pacer Corp. Blocker and Pacer L.P. Blocker, after giving effect to the Pre-Closing Blocker Reorganization) is signing this Agreement solely in the Equityholder’s capacity as a holder of Subject Units, and not in the Equityholder’s capacity as a director, officer or employee of Company or in such Equityholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary, provided that nothing contained in this Section 5 shall obviate any of the Equityholder’s obligations under Section 1.

Section 6.          Remedies.  Each Equityholder acknowledges and agrees that the rights of each party contemplated by this Agreement are unique.  Accordingly, each Equityholder agrees that a remedy at law for any breach of this Agreement would be inadequate and that the Company, HTP, their Subsidiaries or their respective Affiliates, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of this Agreement without the necessity of proving actual damage or posting a bond or other security.  Each Equityholder will be responsible for any breach or violation of this Agreement by its Representatives.  In the event of any Action under this Agreement between an Equityholder and the Company or HTP, as applicable, the non-prevailing party in such Action as determined in a final, non-appealable decision by a court of competent jurisdiction will pay its own expenses and the reasonable out-of-pocket expenses, including reasonable attorneys’ fees and costs, incurred by the other party. The occurrence of the Closing will not relieve any Equityholder of any obligation or liability arising from any breach by such Equityholder of this Agreement prior to the Closing.

Section 7.         Severability.  Each provision of this Agreement is separable from every other provision of this Agreement.  If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement.  Without limiting the foregoing, if any covenant of any Equityholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against such Equityholder.

Section 8.          Governing Law; Submission to Jurisdiction; Waiver of Jury.  Section 14.07 and Section 14.13 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

Section 9.          Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Any extension or waiver in favor of any Equityholder of any provision hereto shall be valid only if set forth in an instrument in writing signed by HTP and the Company; provided, that any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.         Headings; Interpretation; Counterparts.  The provisions of Section 14.08 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

Section 11.        Successors and Assigns; Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Company, HTP or any of their respective Subsidiaries may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other Party. Each of the Company, HTP and their respective Subsidiaries are express third party beneficiaries of this Agreement and will be considered parties under and for purposes of this Agreement.

Section 12.       Trusts.  If applicable, for purposes of this Agreement, the applicable Equityholder with respect to any Subject Units held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 13.        Amendments.  This Agreement may only be amended or modified by an instrument in writing signed by the holders of a majority of the outstanding Subject Units held by all of the Equityholders, HTP and the Company; provided, that no amendment that would be material and adverse to any Equityholder shall be effective against such Equityholder without the prior written consent of such Equityholder.

Section 14.        Notices.  All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

(i)          If to HTP, to:

Highland Transcend Partners I Corp.
777 Arthur Godfrey Road, #202

Miami Beach, FL 33140
Attention:    Ian Friedman
Email:            ian@highlandtranscend.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, NY 10017
Attention:     Michael Davis
  Derek Dostal
  Lee Hochbaum
Email:             michael.davis@davispolk.com
  derek.dostal@davispolk.com
   lee.hochbaum@davispolk.com

(ii)          If to the Company, to:

Packable Holdings, LLC
1985 Marcus Ave, Suite 207
Lake Success NY 11042
Attention:     Ian R. Cohen, General Counsel
Email:             ian@pharmapacks.com

with copies (which shall not constitute notice) to:

Cooley LLP
55 Hudson Yards
New York, NY 10001
Attention:    Sacha Ross
 Nicolas H. R. Dumont
 David Silverman
Email:            sross@cooley.com
 ndumont@cooley.com
 dsilverman@cooley.com

(iii)          If to an Equityholder, to the address set forth on the signature page hereto.

Section 15.          Effectiveness; Termination.  This Agreement shall become effective as of the date hereof and shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect upon the earliest to occur of (a) the date on which the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, (b) the mutual written consent of HTP, the Company and the Equityholders holding a majority of the Subject Units held by all of the Equityholders, with respect to all of the Equityholders, or by an Equityholder, with respect to such Equityholder and (c) the time of any modification, amendment or waiver of the Merger Agreement without the prior written consent of the Equityholders required to deliver the Company Voting Member Approval that (i) decreases or changes the form of the Merger Consideration in a manner adverse to the Equityholders, (ii) imposes additional conditions to the obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereby in a manner that materially adversely affects the Equityholders, (iii) modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereby in a manner that materially adversely affects the Equityholders or (iv) extends or otherwise changes the Termination Date in a manner other than as required or permitted by the Merger Agreement.  Nothing in this Section 15 shall relieve any Party from liability for any intentional breach of this Agreement by such Party prior to the termination of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

HTP

HIGHLAND TRANSCEND PARTNERS I CORP.

By:	/s/
Name: Ian Freidman
Title: Chief Executive Officer

COMPANY

PACKABLE HOLDINGS, LLC

By:
Name: Andrew Vagenas
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

EQUITYHOLDER:

Printed Name:

Signature:

By (if an entity):

Title (if an entity):

Email:
Address:

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Company Member	Common Units	Series A Preferred	Series B Preferred	Convert. Units (Series B-1 Preferred)
62 Castle Ridge LLC	805,807.9	--	--	--
Milend LLC	805,807.9	--	--	--
PPJDM LLC	699,014.5	--	--	--
Jonathan Webb	582,512.0	--	--	--
The Bryn Mawr Trust Co. of Delaware, as Admin Trustee of the AJB 2020 Gift Trust	413,715.9	--	--	--
Adam Berkowitz	314,424.1	--	--	--
Tobie 2021 Family Trust	145,628.0	--	--	--
Quality King Distributors, Inc.	2,550,000.0	--	--	57,508.7
Carlyle Partners VII Pacer Holdings, L.P.	--	--	4,495,070.43	--
RB Health (US) LLC	--	1,450,000.0	414,919.0	689,804.9

SCHEDULE II

1.	Series B Preferred Unit Purchase Agreement, dated November 6, 202, by and between the Company and each of the Investors listed on Exhibit A thereto.
2.
Amended and Restated Right of First Refusal and Co-Sale Agreement, dated November 6, 2020, by and between the Company and each of the Investors and Common Holders (each, as defined therein) listed on the schedules thereto.

3.
Amended and Restated Investors’ Rights Agreement, dated November 6, 2020, by and between the Company and each of the Investors and Common Holders (each, as defined therein) listed on the schedules thereto.